Filed Pursuant to Rule 424(b)(7)
                                                    Registration No. 333-135708

Prospectus Supplement
(to Prospectus dated July 11, 2006)




                            EAGLE BULK SHIPPING INC.
                         166,667 SHARES OF COMMON STOCK


     This Prospectus Supplement is related to 166,667 shares of our Common Stock which may be sold from time to time by Structured Finance Americas, LLC.

     This Prospectus Supplement supplements the information contained in our Prospectus dated July 11, 2006 (as amended or supplemented, the "Prospectus"), relating to the potential sale from time to time of up to 2,750,000 shares of Common Stock of Eagle Bulk Shipping Inc. by certain of our stockholders who acquired the shares in connection with a private placement completed on June 28, 2006. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The following information supplements the information set forth in the Prospectus under the caption "Selling Stockholders" with respect to the Selling Stockholders, the number of Shares being offered by the Selling Stockholders and the number and percentage of shares of Common Stock beneficially owned by the Selling Stockholders before and after the offering of shares of Common Stock pursuant to the Prospectus:

                               Selling Stockholder

   Name of      Common Stock   Total Common   Common Stock  Percentage of
   Selling      Owned Before   Stock Hereby   to be owned    Class owned
 Stockholder      Offering       Offered       after the      after the
                                                Offering(1)   Offering

  Structured      166,667        166,667           0              0%
   Finance
Americas, LLC


(1)  Assumes the maximum amount of Common Stock will be sold.

     The date of this Prospectus Supplement is August 7, 2006


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